Exhibit 107
Calculation of Filing Fee Tables

Form S-8
(Form Type)

Lifetime Brands, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $.01 par value per share	457(c) 457(h)	1,180,000	$11.79(2)	$13,912,200	0.0000927	$1,289.66
Total Offering Amounts					$13,912,200		$1,289.66
Total Fee Offsets							$0
Net Fee Due							$1,289.66

(1) Pursuant to Rule 416(c) of the Securities Act of 1933, as amended (the “Securities Act”), the number of shares being registered shall include an indeterminate number of additional shares of common stock, $.01 par value per share (the “Common Stock”), which may become issuable as a result of stock splits, stock dividends, or similar transactions in accordance with anti-dilution provisions of the Lifetime Brands, Inc. Amended and Restated 2000 Long-Term Incentive Plan.
(2) Calculated pursuant to paragraphs (c) and (h) of Rule 457 of the Securities Act, based upon the average of the reported high and low sales prices for the Registrant’s Common Stock as reported on the Nasdaq Global Select Market on June 24, 2022. The foregoing calculation is solely for the purpose of determining the registration fee.